UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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       State Bank Financial Corporation
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STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road NE
Suite 1900
Atlanta, Georgia 30326

Dear Shareholder,

As the Chairman of the Independent Directors Committee of the board of directors of State Bank Financial Corporation, I am writing to ask you to vote FOR the Say-on-Pay Proposal included in the Company’s 2016 proxy statement filed with the SEC on April 15, 2016.

Background

In 2015, the Independent Directors Committee, acting in its role as compensation committee, granted restricted stock to our named executive officers pursuant to our 2011 Omnibus Equity Compensation Plan.  The 2015 grants of restricted stock varied from grants approved in prior years, as the vesting of the 2015 awards were subject not only to continued service of the executive with the Company, but also subject to the achievement of pre-established performance targets.  When compared to previous grants of restricted stock, the number of shares granted increased significantly because of the significantly longer vesting term of ten years, the addition of performance criteria and our intention not to make additional grants to the current executives for at least five years.

As explained in the proxy statement, the shares granted in 2015 vest over a ten-year period, and no shares will vest before December 31, 2019.  For each of the first five years, the named executive officers can accrue up to 10% of the shares of restricted stock awarded under the agreement, with the accrual date occurring on December 31 of each year, provided the Company’s Annual Return on Average Assets is greater than or equal to at least 50% of all banks in an established peer group and the officer continues to be employed by us.  Furthermore, for any year where the criteria is not met, the executive has an opportunity to earn the shares through a lookback provision if the Company’s subsequent performance results in a multi-year Return on Average Assets above at least 50% of all banks in the peer group.  We approved this plan as a way to tie equity incentives to a trend of at or above median performance for a ten-year period instead of granting cash incentives that reward an executive for attainment of shorter term goals.

The shares will fully vest upon sale of the Company at a price at least 20% greater than at the time of the grant. This feature is intentional and strategic. We believe we significantly enhance the probability of achieving a profitable sale of the Company by aligning the interests of management and shareholders in this eventuality.

Negative Recommendations by ISS and Glass Lewis on the Company’s Say-on-Pay Proposal

Each of Institutional Shareholder Services (“ISS”) and Glass Lewis has issued a report that recommends a vote against our Say-on-Pay Proposal.  Their recommendations were largely based on their evaluations of our 2015 restricted stock grants.  The Independent Directors Committee strongly disagrees with ISS and Glass Lewis and believes that these grants are appropriately aligned with the Company’s performance.  I am writing this letter to provide our shareholders with additional insights regarding the grants.

The reports state in part that:

•	There are multiple opportunities for each tranche to be earned.

•	The “lookback” structure is considered to be a form of “performance retesting” and is problematic in that it limits the at-risk nature of the award.

•
The proxy statement does not clarify whether this award is intended to cover multiple years of pay or if executives will continue to receive equity during the vesting period, nor does it clarify if similar awards will be granted in the future.

•	The total number of shares granted was substantially greater than in previous years.

Clarification

In response to concerns about “performance retesting” (see the first two bullet points above), we note that the terms of the 2015 restricted stock grants:

•	discourage imprudent risk-taking (as discussed below);

•	do not penalize executive officers for making strategic decisions that are intended to benefit the Company in the long term but which may have a temporary negative effect on earnings;

•	replace (a) annual awards that vest solely upon the passage of time with (b) a performance-based award that vests over ten years;

•	incentivize the achievement of above target results through the entire ten-year performance period; and

•
prevent the executive officers from being penalized for short-term below-median performance (provided our long-term performance meets or exceeds 50% of the peer group), focusing our executive officers on the achievement of our long-term results.

The Independent Directors Committee disagrees with the view that the long-term incentive awards are not at-risk.  To earn shares using the multi-year Return on Average Assets when the Company’s performance on the Annual Return on Average Assets falls short in a particular year, performance in subsequent years will have to be well in excess of the median of the peer group to attain the overall multi-year goal.  Moreover, as a bank holding company regulated by the Federal Reserve that also controls our bank subsidiary regulated by the FDIC, the Independent Directors Committee is responsible for not only creating compensation programs that encourage the achievement of our long-term objectives, but also with creating compensation programs that limit risk and are consistent with safety and soundness principles.  With these goals in mind, the Independent Directors Committee structured these long-term incentive awards with the lookback provision to allow our executives to earn shares for the achievement of performance over a longer period of time.

In response to concerns regarding whether this award is intended to cover multiple years of pay, we note that the Independent Directors Committee does not intend to grant additional shares of restricted stock to the current executives for the next five years. We note further that in 2015 the Company met the Annual Return on Average Assets performance metric. Accordingly, 10% of each named executive officer’s shares accrued for vesting on December 31, 2019. Our CEO accrued 6,600 shares of performance-based restricted stock for 2015 compared to a grant of 9,000 shares of restricted stock in 2014 for which the vesting is solely time-based.

Finally, the ISS and Glass Lewis reports state that our CEO’s compensation is much higher than the compensation of CEOs in our peer groups.  This calculation is based on allocation of the value of the full ten-year equity grant into the current year’s compensation.  In fact, when only the annualized value of this award is included in our CEO’s compensation, both the annualized value of the award and the full-year compensation are below the median.

We urge you to read the 2016 proxy statement for more information regarding the reasons the Company’s Board of Directors is recommending a vote for our Say-on-Pay Proposal.  We hope that you agree with our views and will vote FOR our Say-on-Pay Proposal and the other proposals included in our 2016 proxy statement.

We appreciate your investment in our company and always welcome your questions or concerns.  If you would like additional information, please call Jeremy Lucas in our Investor Relations department at 404.239.8626.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:  Our 2016 proxy statement, this supplement, proxy card and 2015 Annual Report to Shareholders are available free of charge online at http://www.statebt.com/proxyvote.

On behalf of the Independent Directors Committee of
the Board of Directors,

/s/ James R. Balkcom, Jr.

James R. Balkcom, Jr.
Chairman of the Independent Directors Committee

May 17, 2016